Exhibit 23

Mantyla McReynolds LLC

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-132697 and No. 333-110888 on Form S-8, of our report dated April 15, 2009, relating to the financial statements of Oak Ridge Micro-Energy, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ Mantyla McReynolds, LLC

Mantyla McReynolds, LLC

Salt Lake City, Utah

April 15, 2009